                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                            (AMENDMENT NO. _______)(1)


                                 NEXTCARD, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    65332K107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / / Rule 13d-1(b)

       / / Rule 13d-1(c)

       /X/ Rule 13d-1(d)


----------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP NO. 65332K107                                      13G                                    Page 2 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A CALIFORNIA
                   LIMITED PARTNERSHIP ("KPCB VIII") 77-0431351
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
------------

                   CALIFORNIA LIMITED PARTNERSHIP
--------------------------- ---------- --------------------------------------------------------- ---------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                            0
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                6      SHARED VOTING POWER                                                  2,764,800

--------------------------- ---------- --------------------------------------------------------- ---------------------
                                7      SOLE DISPOSITIVE POWER                                                       0

--------------------------- ---------- --------------------------------------------------------- ---------------------
                                8      SHARED DISPOSITIVE POWER                                             2,764,800

------------ ----------------------------------------------------------------------------------- ---------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,764,800
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.4%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             PN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 65332K107                                      13G                                    Page 3 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KPCB VIII ASSOCIATES, L.P., A CALIFORNIA LIMITED PARTNERSHIP ("KPCB VIII ASSOCIATES") 94-3240818
------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   CALIFORNIA LIMITED PARTNERSHIP
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                            0
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                       SHARED VOTING POWER
                                       2,925,000 shares of which 2,764,800
                                       shares are directly held by KPCB VIII and
                                       160,200 shares are directly held by KPCB
                                       VIII Founders Fund, L.P., a California
                                       limited partnership ("KPCB VIII FF").
                                       KPCB VIII Associates is the
                                6      general partner of KPCB VIII and KPCB VIII FF.
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                7      SOLE DISPOSITIVE POWER                                                       0
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                8      SHARED DISPOSITIVE POWER
                                       2,925,000 shares of which 2,764,800
                                       shares are directly held by KPCB VIII and
                                       160,200 shares are directly held by KPCB
                                       VIII FF. KPCB VIII Associates is
                                       the general partner of KPCB VIII and KPCB VIII FF.
------------ ----------------------------------------------------------------------------------- ---------------------

     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   2,925,000
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.7%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             PN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 65332K107                                      13G                                    Page 4 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   BROOK H. BYERS
------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH    5     SOLE VOTING POWER                                                           2,326
--------------------------- ------- ------------------------------------------------------------ ---------------------
                                    SHARED VOTING POWER
                                    3,000,001 shares of which 2,764,800 shares
                                    are directly held by KPCB VIII, 75,001
                                    shares are directly held by KPCB Information
                                    Sciences Zaibatsu Fund II, L.P., a
                                    California limited partnership ("KPCB ZF
                                    II"), and 160,200 shares are directly held
                                    by KPCB VIII FF. KPCB VIII Associates is the
                                    general partner of KPCB VIII and KPCB VIII
                                    FF. KPCB VII Associates, L.P., a California
                                    limited partnership ("KPCB VII Associates"),
                                    is the general partner of KPCB ZF II. Mr.
                                    Byers is a general partner of KPCB VIII
                                    Associates and KPCB VII Associates. Mr.
                                    Byers disclaims beneficial ownership of the
                                    shares held directly by KPCB VIII,
                              6     KPCB VIII FF and KPCB ZF II.
--------------------------- ------- ----------------------------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER                                                      2,326
--------------------------- ------- ------------------------------------------------------------ ---------------------
                              8     SHARED DISPOSITIVE POWER
                                    3,000,001 shares of which 2,764,800 shares
                                    are directly held by KPCB VIII, 75,001
                                    shares are directly held by KPCB ZF II, and
                                    160,200 shares are directly held by KPCB
                                    VIII FF. KPCB VIII Associates is the general
                                    partner of KPCB VIII and KPCB VIII FF. KPCB
                                    VII Associates is the general partner of
                                    KPCB ZF II. Mr. Byers is a general partner
                                    of KPCB VIII Associates and KPCB VII
                                    Associates. Mr. Byers disclaims beneficial
                                    ownership of the shares held directly by
                                    KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ------- ----------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   3,002,327
------------ ------------------------------------------------------------------------------------- -------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ------------------------------------------------------------------------------------- -------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.9%
------------ ------------------------------------------------------------------------------------- -------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 65332K107                                      13G                                    Page 5 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   KEVIN R. COMPTON
------------ ------------------------------------------------------------------------------------ ---------- ---------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                        2,907
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                       SHARED VOTING POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Compton is a general partner
                                       of KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Compton disclaims
                                       beneficial ownership of the
                                6      shares held directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                                                   2,907
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Compton is a general partner
                                       of KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Compton disclaims
                                       beneficial ownership of the
                                       shares held directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   3,002,908
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.9%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 65332K107                                      13G                                    Page 6 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   L. JOHN DOERR
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                        5,813
--------------------------- ---------- -------------------------------------------------------------------------------
                                       SHARED VOTING POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Doerr is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                6      directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                                                   5,813
--------------------------- ---------- -------------------------------------------------------------------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Doerr is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Doerr disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   3,005,814
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.9%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 65332K107                                      13G                                    Page 7 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   WILLIAM R. HEARST III
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                        2,326
--------------------------- ---------- -------------------------------------------------------------------------------
                                       SHARED VOTING POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Hearst is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                6      directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                                                   2,326
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Hearst is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Hearst disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and
                                       KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   3,002,327
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.9%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 65332K107                                      13G                                    Page 8 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   VINOD KHOSLA
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                        2,907
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                       SHARED VOTING POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Khosla is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                6      directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                                                   2,907
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Khosla is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Khosla disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   3,002,908
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.9%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP NO. 65332K107                                      13G                                    Page 9 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   JOSEPH S. LACOB
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                        2,326
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                       SHARED VOTING POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Lacob is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Lacob disclaims
                                       beneficial ownership of the shares held
                                6      directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                                                   2,326
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Lacob is a general partner of
                                       KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Lacob disclaims
                                       beneficial ownership of the shares held
                                       directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   3,002,327
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.9%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP NO. 65332K107                                      13G                                    Page 10 of 15 Pages
------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSONS
     1       S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   DOUGLAS J. MACKENZIE
------------ ---------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /    (b) /X/
------------ ------------------------------------------------------------------------------------ ---------- ---------
     3       SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                   UNITED STATES
------------ ---------------------------------------------------------------------------------------------------------
     NUMBER OF SHARES
  BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH      5      SOLE VOTING POWER                                                        2,907
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                       SHARED VOTING POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Mackenzie is a general partner
                                       of KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Mackenzie disclaims
                                       beneficial ownershipof the
                                6      shares held directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
                                7      SOLE DISPOSITIVE POWER                                                   2,907
--------------------------- ---------- --------------------------------------------------------- ---------------------
                                8      SHARED DISPOSITIVE POWER
                                       3,000,001 shares of which 2,764,800
                                       shares are directly held by KPCB VIII,
                                       75,001 shares are directly held by KPCB
                                       ZF II, and 160,200 shares are directly
                                       held by KPCB VIII FF. KPCB VIII
                                       Associates is the general partner of KPCB
                                       VIII and KPCB VIII FF. KPCB VII
                                       Associates is the general partner of KPCB
                                       ZF II. Mr. Mackenzie is a general partner
                                       of KPCB VIII Associates and KPCB VII
                                       Associates. Mr. Mackenzie disclaims
                                       beneficial ownershipof the
                                       shares held directly by KPCB VIII, KPCB VIII FF and KPCB ZF II.
--------------------------- ---------- -------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                   3,002,908
------------ ----------------------------------------------------------------------------------- ---------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                / /
------------ ----------------------------------------------------------------------------------- ---------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                     5.9%
------------ ----------------------------------------------------------------------------------- ---------------------
    12       TYPE OF REPORTING PERSON*                                                                             IN
----------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                                                             Page 11 of 15 Pages

     ITEM 1(a)       NAME OF ISSUER:

                     NextCard, Inc.

     ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                     595 Market Street, Suite 1800
                     San Francisco, CA 94105

   ITEM 2(a)-(c)     NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING:

                     This statement is being filed by KPCB VIII Associates whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names and business addresses and citizenships of all the general partners of KPCB VIII Associates are set forth on Exhibit B hereto. In addition, certain general partners of KPCB VIII Associates are also general partners of KPCB VII Associates.

                     KPCB VIII Associates is general partner to KPCB VIII and KPCB VIII FF. KPCB VII Associates is general partner to KPCB ZF II.

     ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                     Common Stock

     ITEM 2(e)       CUSIP NUMBER:

                     65332K107

                     IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
      ITEM 3

                     Not Applicable

      ITEM 4.        OWNERSHIP.

                     See rows 5-11 of cover pages.

      ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     Not Applicable

      ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Under certain circumstances set forth in the limited partnership agreements of KPCB VIII, KPCB VIII FF and KPCB ZF II, the general and limited partners of such entities may have the right to receive dividends on, or the proceeds from the sale of the Shares of NextCard, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

      ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not Applicable

      ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not Applicable

      ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

                     Not Applicable

     ITEM 10.        CERTIFICATION.

                     Not Applicable

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:      February 14, 2000



BROOK H. BYERS                                        KPCB VIII ASSOCIATES, L.P.,
KEVIN R. COMPTON                                      A CALIFORNIA LIMITED PARTNERSHIP
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE

Signature:      /s/ Michael S. Curry                  Signature:    /s/ Brook H. Byers
                -----------------------------                   --------------------------------------
                Michael S. Curry                                    Brook H. Byers
                Attorney-in-Fact                                    A General Partner

                                                      KLEINER PERKINS CAUFIELD & BYERS
                                                      VIII, L.P., A CALIFORNIA LIMITED
                                                      PARTNERSHIP

                                                      By KPCB VIII Associates, L.P., a California
                                                      Limited Partnership, its General Partner

                                                      Signature:    /s/ Brook H. Byers
                                                                -----------------------------
                                                                    Brook H. Byers
                                                                    A General Partner


                                  EXHIBIT INDEX


                                                                                                FOUND ON SEQUENTIALLY
EXHIBIT                                                                                            NUMBERED PAGE
-------                                                                                         ---------------------

Exhibit A:  Agreement of Joint Filing                                                                   14
Exhibit B:  List of General Partners of KPCB VIII Associates                                            15


                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 14, 2000, containing the information required by Schedule 13G, for the Shares of NextCard, Inc., held by Kleiner Perkins Caufield & Byers VIII, L.P., a California limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

Date:      February 14, 2000

BROOK H. BYERS                                                   KPCB VIII ASSOCIATES, L.P.,
KEVIN R. COMPTON                                                 A CALIFORNIA LIMITED
L. JOHN DOERR
WILLIAM R. HEARST III
VINOD KHOSLA
JOSEPH S. LACOB
DOUGLAS J. MACKENZIE


Signature:      /s/ Michael S. Curry                              Signature:    /s/ Brook H. Byers
                ---------------------------------------------                   --------------------------
                Michael S. Curry                                                A General Partner
                Attorney-in-Fact
                                                                  KLEINER PERKINS CAUFIELD & BYERS VIII, L.P., A
                                                                  CALIFORNIA LIMITED PARTNERSHIP

                                                                  By KPCB VIII Associates, L.P., a California
                                                                  Limited Partnership, its General Partner

                                                                  Signature:    /s/ Brook H. Byers
                                                                                ---------------------------
                                                                                Brook H. Byers
                                                                                A General Partner


                                    EXHIBIT B

                               GENERAL PARTNERS OF
             KPCB VIII ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

         Set forth below, with respect to each general partner of KPCB VIII Associates, is the following: (a) name; (b) business address; and (c) citizenship.

1.   (a) Brook H. Byers*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

2.   (a) Kevin R. Compton*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

3.   (a) L. John Doerr*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

4.   (a) William R. Hearst III*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

5.   (a) Vinod Khosla*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

6.   (a) Joseph S. Lacob*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen

7.   (a) Douglas J. Mackenzie*
     (b) c/o Kleiner Perkins Caufield & Byers
         2750 Sand Hill Road
         Menlo Park, CA 94025
     (c) United States Citizen


* Listed individual is also a general partner of KPCB VII Associates, L.P., a California limited partnership.